AMENDMENT TO BYLAWS

                                       OF

                        GREENVILLE FIRST BANCSHARES, INC.



         This Amendment is made to the Bylaws of Greenville First Bancshares, Inc. dated July 9, 1999 (the "Bylaws") this 10th day of April. 2000.

         WHEREAS, Greenville First Bancshares, Inc. (the "Company") wishes to amend the Bylaws of the Company in order to revise the required retirement age of the initial directors as set forth in Article 3, Section 6, Retirement of Directors, and

         WHEREAS, after consideration, the Board of Directors of the Company has determined that it is in the best interest of the Company to amend the Bylaws in this regard.

         NOW,  THEREFORE,  the Bylaws are hereby amended by deleting  Article 3,
Section 6, Retirement of Directors, and replacing it with the following:

         "Section 6. Retirement of Directors. No person shall be elected or re-elected a director of the Corporation after attaining the age of seventy
(70), provided that this provision shall not apply to any initial director who shall have attained the age of sixty (60) prior to the date hereof."

         As amended herein, the Bylaws shall remain in full force and effect.

                              GREENVILLE FIRST BANCSHARES, INC.


                                By: /s/ R. Arthur Seaver
                                    --------------------------------------------
                                        R. Arthur Seaver, Jr., President and CEO